Health Food GMP Certificate

Assessment Scope: Beverage production

Certificate Number: 077

Enterprise Name: Jilin Ganzhi Ginseng products Co. Ltd.

Enterprise Address: 3075 Beihuanxi Road, Meihekou City, Jilin Province

After evaluation, the above mentioned enterprise meets the scope of the assessment of health food GMP standard production line was approved as a health food standard enterprise; the certificate is valid for four years

Jilin Provincial Health Department

Date: November 13, 2007